Exhibit 10.1

Exhibit 10.1

AMENDMENT NO. 2 TO

THE GREEN THUMB INDUSTRIES INC.

2018 STOCK AND INCENTIVE PLAN

Effective April 7, 2023, the Green Thumb Industries Inc. 2018 Stock and Incentive Plan (the “Plan”) is amended as follows:

1.
Section 4(a) shall be deleted and replaced in its entirety with the following:

Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 10% of the number of Shares outstanding at the time of granting of Awards, and for clarity, including the number of Shares issuable on conversion of the Super Voting Shares and the Multiple Voting Shares.

2.
Section 4(b)(i) shall be deleted and replaced in its entirety with the following:

Shares Added Back to Reserve. If any Shares covered by an Award or to which an Award relates are: (i) not purchased or are forfeited or are reacquired by the Company (including any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation on Awards or Shares covered by an Award that are settled in cash); (ii) terminated or cancelled without delivery of any Shares, or (iii) exercised or, in the case of RSUs, vested in accordance with the terms of the Award, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination, exercise, vesting or cancellation, shall again be available for granting Awards under the Plan.